Exhibit 99(a)

               [Noise Cancellation Technologies, Inc. Letterhead]

                                                                    NEWS RELEASE
CONTACT:    Joanna Lipper
            Noise Cancellation Technologies, Inc.
            (203) 961-0500 ext. 386
            (203) 348-4106 (fax)

                             FOR IMMEDIATE RELEASE

  NCTI SUBSIDIARY SIGNS LETTERS OF INTENT TO ACQUIRE THREE AUDIO COMPANIES TO
                   CREATE $67 MILLION REVENUE-PRODUCING ENTITY

              Plans Announced to Establish NCT Audio Products, Inc.
                        as Separately Capitalized Company
                                   ----------
                  Robert Pothier Named President of Subsidiary

STAMFORD, Conn, June 9, 1998 - Noise Cancellation Technologies, Inc. (NASDAQ:
NCTI) announced today the signing of letters of intent, by the Company's NCT Audio Products, Inc. subsidiary, to acquire three companies in the audio business.

   The Company also announced that it will fund the acquisitions by capitalizing NCT Audio Products, Inc. with public or private funding. Regardless of type of funding, NCTI intends to retain a majority interest in NCT Audio Products, Inc.

   NCTI said the companies to be acquired, along with the subsidiary's GekkoTM Flat Speaker product line, are expected to report approximately $67 million in annual revenues and approximately $5 million in pre-tax profits in calendar year 1998. The companies include an automotive audio aftermarket company, an automotive OEM company and a leading European home audio company.

   The Company also announced the naming of Robert Pothier as President of NCT Audio Products, Inc. Mr. Pothier is a former Chairman and CEO of Rockford Corporation, an international car and home stereo speaker manufacturer. In that position, Mr. Pothier developed the business from 15 employees and less than $1 million in sales to 670 employees and $60 million in sales over a period of nine years.

   "The acquisition companies are established market leaders with strong management teams and talented marketing and sales personnel," said Mr. Pothier. "NCT Audio Products will benefit from these strengths and therefore we intend to allow the companies to continue operating as they had prior to the acquisition."

   Each of the acquisition companies manufactures and sells well known brands and will expand their product lines by developing products utilizing NCT Audio's flat panel transducer technology. Some of the companies will also sell NCT Audio's current Gekko product line. Furthermore, the companies will benefit from cross-company synergies in their product lines and distribution channels.

   Upon successful completion of the independent financing of NCT Audio Products, Inc., the Company intends to pursue a similar strategy for each of its other strategic business units including NCT Hearing Products, NCT Communications and NCT Microphones. Each business unit is structured to develop a business plan that is exclusively dedicated to its particular field of use and will raise capital to exploit its markets.

   "Placing NCTI's audio technology into an entity separate from its parent company allows us to develop business and management expertise that is exclusively focused on exploiting the potential of the vast audio market," said Michael J. Parrella, President, NCTI. "Additionally, it allows the financial community to properly value the potential of our audio technology without being distracted by the parent company's other technical and product development endeavors." Mr. Parrella continued, "The acquisition component of this strategy is a cornerstone because it delivers an immediate revenue stream and effective distribution channels to the subsidiary."

   Mr. Parrella concluded, "As we had committed to our shareholders, it is gratifying to be able to begin executing our strategy in earnest, a strategy we believe offers the greatest potential for increasing NCTI's share price while minimizing shareholder dilution. The audio subsidiary is a model for how NCTI plans to capitalize its other strategic business units as they transition from technology development to product commercialization and licensing. Each subsidiary will be majority owned by NCTI and will be a source of licensing, royalty and service revenues. Additionally, NCTI's overhead will be reduced as personnel move from the parent company to a subsidiary. This is truly an instance when the value of the sum of the parts will be greater than the whole."

   The acquisitions are contingent on a definitive agreement, the commitment of funding and the closing of the transaction.

   NCTI is a  leading  technology  developer  with  an  extensive  portfolio  of proprietary algorithms and a wide variety of product offerings for consumer, commercial and industrial applications. The Company specializes in the utilization of sound and signal waves to reduce noise, improve signal-to-noise ratio and enhance sound quality. For more information, refer to the Company's World Wide Web site at http://www.nct-active.com.

                                   # # #

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In order to obtain the benefits of the "safe harbor"
provisions of the Act for any such forward-looking statements, the Company wishes to caution investors and prospective investors about significant factors, which among others, have in some cases affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward-looking statements. Investors and prospective investors should read this press release in conjunction with the Company's reports on Form 10-K and Forms 10-Q as filed with the Securities and Exchange Commission.